EXHIBIT 4.18


                               AMENDMENT TO OPTION


     WHEREAS, on January 21, 2002, R. Jerry Falkner and U.S. Energy Corp. (the "Company") agreed to a one month extension of the Stock Option Agreement dated October 11, 1999, covering 20,000 shares with an exercise price of $2.62, which was due to expire on January 31, 2002.

     WHEREAS, a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") to registered the shares upon exercise of the option, for resale has come under review by the SEC.

     WHEREAS, it is in the best interest of the Company to grant an additional extension to Mr. Falkner for exercising his options.

     NOW, THEREFORE, R. Jerry Falkner and U.S. Energy Corp. agree to a third extension of the Stock Option Agreement dated October 11, 1999, covering 20,000 shares with an exercise price of $2.62. The option shall expire on June 15, 2002

     All other terms of the original Stock Option Agreement are unchanged.


U.S. Energy Corp.



   /s/  Keith G. Larsen                        4/25/02
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John L. Larsen, Chairman


  /s/  R. Jerry Falkner                        4/25/02
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R. J. Falkner